Exhibit 99.1

NEWS RELEASE	FOR IMMEDIATE RELEASE

For Further Information Contact:
Patrick J. McEnany	Melody Carey
Catalyst Pharmaceutical Partners	Rx Communications Group
Chief Executive Officer	Co-President
(305) 529-2522	(917) 322-2571
pmcenany@catalystpharma.com	mcarey@rxir.com

Catalyst Pharmaceutical Partners Announces Commencement of

CPP-109 Investigator-Sponsored Study in Patients with Treatment Refractory

Tourette’s Disorder

CORAL GABLES, FL, September 24, 2012 — Catalyst Pharmaceutical Partners, Inc. (Nasdaq: CPRX) announced today that researchers at Mount Sinai School of Medicine in New York have commenced a safety and tolerability trial of vigabatrin in young adults with treatment refractory Tourette’s Disorder (TD) to evaluate whether CPP-109 (vigabatrin) can potentially reduce the severity of debilitating tics. The researchers hope that the results from their study of CPP-109 will provide initial evidence of efficacy to support the conduct of a larger clinical trial and FDA approval of CPP-109 for the treatment of refractory Tourette’s Disorder.

This study will be conducted by a team of researchers led by Barbara J. Coffey, M.D., M.S., Director, Tics and Tourette’s Clinical and Research Program and Professor, Department of Psychiatry at Mount Sinai School of Medicine. In this open label trial, subjects will receive CPP-109 for eight weeks. The aims of this study are to: 1) explore proof-of-concept that CPP-109 will reduce severity of tics, and 2) obtain systematic data regarding dosing, safety and tolerability of CPP-109 in adults with treatment refractory TD. Recruitment is targeted to be completed in 12 months. The study is being conducted at Mount Sinai School of Medicine’s Behavioral Science Unit. Catalyst is providing CPP-109 study medication and financial support to facilitate the study.

“A substantial minority of patients with Tourette’s Disorder continue to experience debilitating and functionally impairing tics throughout their lives,” said Barbara Coffey, M.D., M.S., the principal investigator for the trial. “New, more tolerable and efficacious medications are urgently needed for these patients to improve their quality of life. Investigation of new agents with a mechanism of action that may target specific brain functions in TD is truly innovative.”

“Tourette’s Disorder, as with many psychiatric disorders, is thought to involve dysregulation of dopamine transmission as a significant component,” said Jonathan Brodie, M.D., Ph.D., Professor of Psychiatry, NYU School of Medicine and a co-inventor on the patent application for the use of GABA-aminotransferase inhibitors to treat Tourette’s Disorder. “I believe that treatment with such inhibitors may provide a useful alternative for patients whose tics are refractory to current treatment.”

Patrick J. McEnany, Catalyst’s Chief Executive Officer, commented, “We are very pleased to provide support to Mount Sinai School of Medicine on this important proof-of-concept study. We look forward to seeing the initial interim results early next year and we hope they will support moving forward with our patent applications.”

About Tourette’s Disorder

Marked by involuntary vocal sounds and physical movements called tics, Tourette’s Disorder is an inherited neuropsychiatric condition frequently misunderstood and misdiagnosed, affecting around 200,000 Americans, mostly children and adolescents. Orphan drug designation has been granted to several products intended to treat patients diagnosed with this disorder. The Company intends to pursue such designation should the results of the trial support the potential efficacy of vigabatrin for this indication.

About Catalyst Pharmaceutical Partners

Catalyst Pharmaceutical Partners, Inc. is a development-stage specialty pharmaceutical company focused on the development and commercialization of prescription drugs targeting diseases and disorders of the central nervous system. Catalyst has two products in development and is currently evaluating its lead product candidate, CPP-109 (vigabatrin, a GABA aminotransferase inhibitor), for the treatment of cocaine addiction. CPP-109 has been granted “Fast Track” status by the U.S. Food & Drug Administration (FDA) for the treatment of cocaine addiction. Catalyst also expects to evaluate CPP-109 for the treatment of other addictions. Catalyst is also developing CPP-115, another GABA aminotransferase inhibitor that is more potent than vigabatrin and has reduced side effects (e.g., visual field defects, or VFDs) from those associated with vigabatrin. Catalyst is planning to develop CPP-115 for several indications, including drug addiction, epilepsy and for use in other selected central nervous system indications. CPP-115 has been granted orphan drug designation for the treatment of infantile spasms by the FDA. Catalyst believes that it controls all current intellectual property for drugs that have a mechanism of action related to the inhibition of GABA aminotransferase. For more information about the Company, go to http://www.catalystpharma.com.

Forward-Looking Statements

This press release contains forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties which may cause the Company’s actual results in future periods to differ materially from forecasted results. A number of factors, including the anticipated timing of the results from the clinical study described in this press release, whether the study will be successful, whether CPP-109 will ultimately be determined to be effective in treating substance abuse, whether the patent application described in this press release will ever be approved, and the other factors described in the Company’s filings with the U.S. Securities and Exchange Commission (SEC), could adversely affect the Company. Copies of the Company’s filings with the SEC are available from the SEC, may be found on the Company’s website or may be obtained upon request from the Company. The Company does not undertake any obligation to update the information contained herein, which speaks only as of this date.

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